Exhibit 10.7

November 29, 2019

Jeremy Cogan

6035 Estates Dr.

Oakland, CA 94611

Re:	Offer of Employment by Movano Inc.

Dear J.:

This offer letter (this “Amended and Restated Offer Letter”) is to confirm the terms of your offer of employment with Movano Inc., a Delaware corporation (the “Company”), and amends, restates and supersedes in its entirety that certain Offer Letter, dated April 11, 2019, by and between the Company and you (the “Prior Offer Letter”).

1. Position and Start Date. You are being offered the position of Chief Financial Officer, reporting to the Chief Executive Officer. This is an exempt position based in our Pleasanton, California office.

2. Starting Salary. Your starting salary will be $250,000 per year (the “Base Salary”) and will be subject to periodic review.

3. Bonus. You will also be eligible for an annual discretionary cash bonus (“Annual Bonus”), of up to 75% of your Base Salary, or, if greater, a percentage determined by the CEO from time to time, based on your achievement of assigned objectives, the Company’s overall performance and other business considerations, in each case as determined by the Company in its sole discretion, and prorated for 2019 based on your employment start date with the Company. Any Annual Bonus will be paid, if awarded, within 21/2 months after the end of the calendar year to which the Annual Bonus relates, so long as you are still employed by the Company on the payment date. The amount, if any, of any Annual Bonus awarded by the Company shall be determined in the Company’s sole and exclusive discretion and there is no guarantee that you will receive any particular Annual Bonus amount or any Annual Bonus at all. If your employment with the Company ends for any reason before an Annual Bonus is paid, you will not be entitled to any pro-rata or other Annual Bonus amount. Applicable payroll deductions and all required withholdings will be deducted from any Annual Bonus payments.

4. Benefits. In addition, you will be eligible to participate in regular health insurance, bonus and other employee benefit plans established by the Company for its employees from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

Employment Offer

5. Options.

(a) We will recommend to the Board of Directors of the Company (the “Board”) that you be granted the opportunity to purchase up to 455,000 shares of Common Stock of the Company, under our current equity incentive plan (the “Plan”) at the fair market value of the Company’s Common Stock, as determined by the Board on the date the Board approves such grant (the “Option”). One-fourth of the Option will vest and become exercisable on the one-year anniversary of the vesting commencement date, and the balance of the Option will vest and become exercisable in thirty-six equal monthly installments thereafter. However, the grant of the Option by the Company is subject to the Board’s approval and this promise to recommend such approval is not a promise of compensation and is not intended to create any obligation on the part of the Company.

(b) Acceleration upon Acquisition and Termination. In addition to any shares subject to the Option vesting and becoming exercisable pursuant to the schedule noted above, if there is a Change in Control (as defined in the Plan, or if not defined in the Plan, as determined by the Board) and if, in the period prior to and in connection with or in anticipation of such Change in Control and ending on the one-year anniversary of the consummation of such Change in Control, an Involuntary Termination occurs, then effective as of such Involuntary Termination, subject to your execution and non-revocation of a Release (as defined below) on or before the time prescribed by the Company (or successor thereto), 100% of the then-unvested shares subject to the Options shall vest and become exercisable.

As used herein, the following definitions shall apply for all clauses of this contract and related exhibits:

“Cause” means any of the following: (i) your willful failure to perform your duties and responsibilities to the Company after notice from the Company and reasonable opportunity to cure (if cure is possible) or your violation of any written Company policy after notice from the Company and reasonable opportunity to cure (if cure is possible); (ii) the commission of any act of fraud, dishonesty, theft, embezzlement, misappropriation of assets or property of the Company or in relation to the Company or the Company’s customers, employees or other business relations; (iii) gross negligence, misconduct, neglect of duties, or breach of fiduciary duty to the Company; (iv) knowing, intentional or willful action without the taking of reasonable care that results in a violation of law in connection with your services to the Company or the Company’s securities; (v) material breach of an employment, consulting or other agreement with the Company after notice from the Company and reasonable opportunity to cure (if cure is possible); (vi) the conviction of or plea of guilty or nolo contendre to a felony, or any crime involving moral turpitude; (viii) acceptance during employment, without the Company’s advance written consent, of a services relationship with a competitor of the Company; (ix) acceptance during employment, without the Company’s advance written consent or 30 days advance written notice to the Company, of a full-time position or full-time equivalent position with any other person or entity or any other services relationship with any other person or entity that materially interferes with your ability to perform your duties and responsibilities; or (ix) the intentional unauthorized use or intentional or grossly negligent disclosure of any proprietary information or trade secrets of the Company or any other person or entity to whom you owe an obligation of nondisclosure as a result of your relationship with the Company.

Employment Offer

“Involuntary Termination” means your employment with the Company is terminated by the Company (or successor thereto) other than for Cause.

“Release” means a general release of all claims that you may have against the Company or persons affiliated with the Company (including any successor thereto) in the form prescribed by the Company (or successor thereto) without alterations.

Further details on the Plan and any specific option grant to you will be provided upon approval of such grant by the Board.

6. Protection of Confidential and Proprietary Information. Your employment with the Company is contingent on your execution, delivery to the Company, and full compliance with the Company’s Employee Confidential Information and Invention Assignment Agreement, attached for your review and signature prior to your start date.

7. No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this Amended and Restated Offer Letter, agreement(s) concerning stock options granted to you, if any, under the Plan and the Company’s Employee Confidential Information and Invention Assignment Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

8. No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

9. Compliance with Company Policies. You agree to comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company’s sole discretion, including without limitation, any polices, rules and procedures contained in the Company’s Employee Handbook and Code of Ethics. In this regard, among other things, you will be expected to comply at all times to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for others. You will also comply at all times with your confidentiality obligations to the Company and its clients and all laws and regulations applicable to the Company’s business and performance of your duties for the Company.

After receipt of the respective Company policies, if so requested by the Company, you agree to timely sign and deliver to the Company acknowledgement of receipt forms for any policy statements provided to you. As and when requested, you will also sign periodic forms to certify your continuing full compliance with the Company’s policies. If at any time, based on subsequent events, any of your prior representations, acknowledgements or warranties become incomplete or inaccurate, you agree to immediately notify the Company’s Chief Executive Officer, in writing, of the applicable change(s). You also agree that, during the term of your employment with the Company and at all times thereafter, you will fully cooperate, without additional compensation, with the Company and/or its representatives and, if requested or compelled, will provide truthful information or testimony in connection with any internal, external or regulatory investigation of the Company, its operations or any aspect of the Company’s business, any workplace matters or any disputes of any kind about which you have or may have any relevant information.

Employment Offer

10. At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

11. Tax Matters. All forms of compensation referred to in this agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12. Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

13. Arbitration and Class Action Waiver. You and the Company agree to submit to mandatory binding arbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute, regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration or otherwise. All claims, whether in arbitration or otherwise, must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding. Nothing in this Arbitration and Class Action Waiver section, however, restricts your right, if any, to file in court a representative action under applicable law, including California Labor Code Sections 2698, et seq.

Employment Offer

SUBJECT TO THE ABOVE PROVISO, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

This agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, the parties agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted in San Francisco, California through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect. The JAMS rules may be found and reviewed at http://www.jamsadr.com/rules-employment-arbitration. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. If, for any reason, any term of this Arbitration and Class Action Waiver provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.

14. Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving, employment background and/or a credit check. A credit check is being conducted because this position involves regular access to bank or credit card account information, social security number and date of birth information for one or more persons and also involves access to confidential or proprietary information, as defined in California Labor Code §1024.5(a)(7). This offer can be rescinded based upon data received in the verification.

15. Entire Agreement. This Amended and Restated Offer Letter, once accepted, will constitute the entire agreement between you and the Company with respect to the subject matter hereof and will supersede all prior offers, negotiations and agreements, whether written or oral, relating to such subject matter, including but not limited to the Prior Offer Letter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Amended and Restated Offer Letter for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this Amended and Restated Offer Letter in reliance only upon such promises, representations and warranties as are contained herein.

16. Acceptance. This offer will remain open until December 13, 2019. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this Amended and Restated Offer Letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Employment Offer

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Michael Leabman
Michael Leabman, President

I have read and understood this Amended and Restated Offer Letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Jeremy Cogan	Date signed:	December 13, 2019
Jeremy Cogan